As filed with the Securities and Exchange Commission on October 16, 2013

Registration No. 333-121906

Registration No. 333-108059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-121906

FORM S-3 REGISTRATION STATEMENT NO. 333-108059

UNDER

THE SECURITIES ACT OF 1933

KAYDON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11333	13-3186040
(State or Other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2723 South State Street, Suite 300, Ann Arbor, Michigan	48104
(Address of principle executive offices)	(Zip Code)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Debra K. Crane

Vice President, Administration and Secretary

Kaydon Corporation

Suite 300, 2723 South State Street

Ann Arbor, Michigan 48104

(734) 747-7025

(Name, address and telephone number of agent for service)

with copies to:

Kristin Ifft Wells, Esq.

James J. Barnes, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222-2716

Phone: (412) 288-3131

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Kaydon Corporation, a Delaware corporation (“Kaydon”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-121906, originally filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2005, as amended; and

•	Registration Statement No. 333-108059, originally filed with the SEC on August 18, 2003, as amended.

Kaydon is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Kaydon pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger dated as of September 5, 2013 (the “Merger Agreement”) by and among Kaydon, Atlas Management, Inc., a Delaware corporation (“Parent”), and Dublin Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), on October 16, 2013, Acquisition Sub merged into Kaydon, with Kaydon as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of Kaydon’s common stock, par value $0.10 per share (the “Shares”), outstanding immediately prior to the effective time of the Merger ceased to be outstanding and was converted into the right to receive $35.50 in cash, without interest, less any applicable withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Kaydon has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Kaydon in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Kaydon hereby removes and withdraws from registration all securities of Kaydon registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 16th day of October, 2013.

Kaydon Corporation

By:	/s/ Poul Jeppesen
Poul Jeppesen
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.